EXHIBIT 10.3

SECOND AMENDMENT TO INTERNATIONAL DISTRIBUTION AGREEMENT

This Second Amendment to International Distribution Agreement ("Second Amendment") is entered into as of November 25th, 2013 (“Effective Date") by and between NovaBay Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 5980 Horton Street, Suite 550, Emeryville, CA 94608 ("NovaBay") and Naqu Area Pioneer Co. Ltd., with its principal place of business at No.1000, Wangqiao Road, Pudong Area, Shanghai, P.R.C. (“Pioneer”). NovaBay and Pioneer are each referred to herein by name, or individually as a "Party" or collectively as "Parties."

BACKGROUND

WHEREAS, on September 13, 2012, Pioneer and NovaBay have entered into an International Distribution Agreement, (the “Agreement”) under which NovaBay granted to Pioneer, and Pioneer accepted, an exclusive right to Distribute the Product directly to Customers in the Territory for indications approved by the US FDA or by the Regulatory Authority in the Territory, for the Product;

WHEREAS, on January 5, 2013, the Parties entered into a First Amendment amending the Section 3.4 of the Agreement relating to Delivery;

NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein below and other consideration to the receipt and sufficiency of which is hereby acknowledged, the Parties now wish to further amend the Agreement, as set forth in this Second Amendment herein.

The Parties hereby agree to amend the Agreement as follows:

1.	Unless otherwise defined in this Amendment 2, all terms appearing herein with a capital letter shall have the meaning set forth in the Agreement.

2.	New Definition of “Product Field” hereinafter labeled as Section 1.13.

“Product Field” means the use of the Product in the treatment of acute and chronic wounds in humans. Expressly excluded from the Product Field are the acute uses in the fields of 1) post-elective cosmetic surgery as described by the American Society of Plastic Surgeons (“ASPS”) on http://www.plasticsurgery.org/ and 2) all ophthalmological applications (“Excluded Fields”). All other fields relating to the treatment of acute or chronic wounds not expressly excluded are included.

3.	New Definition of “Product Field” hereinafter labeled as Section 1.14.

“Additional Product Field” means the acute use of the Product in the fields of 1) post-elective cosmetic surgery as described by the American Society of Plastic Surgeons (“ASPS”) on http://www.plasticsurgery.org/ and 2) all ophthalmological applications.

4.	Section 2.1 and 2.2 of the Agreement is hereby amended in the red, bold text as follows:

2.1     Grant of Distribution Rights. Subject to the terms and conditions of this Agreement, NBY grants to Pioneer, and Pioneer accepts, an exclusive right to Distribute the Product in the Product Field and Additional Product Field directly to Customers in the Territory for indications approved by the US FDA or by the Regulatory Authority in the Territory, for the Product. Pioneer may appoint any of its Holding Companies in the Territory, solely for so long as such entity remains a Holding Company, to Distribute Product in the Product Field and Additional Product Field in the Territory in accordance with the terms and conditions hereunder. In the event Pioneer wants to appoint any other third party (other than a Holding Company) to Distribute Product in the Product Field and Additional Product Field in the Territory, Pioneer shall enter into a written agreement (a “Subdistribution Agreement”) with such third party containing terms and conditions that are consistent with the terms and conditions of this Agreement and including provisions as materially protective of the Product and NBY as this Agreement. Pioneer shall, in addition to the quarterly report provided for under Section 6.6, provide NBY with a complete and updated list of third party subdistributors appointed by Pioneer for the Distribution of Product at the end of each quarter and otherwise upon NBY’s reasonable request.  Upon NBY’s request, Pioneer shall also provide NBY with a copy of the Subdistribution Agreement (with an English translation) with any such third party subdistributor (which copy may be redacted for information not relevant to the Distribution of Product). Pioneer shall take into reasonable consideration any concerns or issues raised by NBY with respect to any such third party subdistributors and the parties agree to discuss in good faith to resolve any such concerns or issues. In any event, Pioneer shall remain responsible to NBY for all activities of its Holding Companies and/or third party appointees (including subdistributors and other subcontractors) to the same extent as if such activities had been undertaken by Pioneer itself.

2.2     No Distribution Outside Territory; Grey Market Activities. Notwithstanding the rights granted to Pioneer to Distribute the Product in Section  above, to the extent permitted by Applicable Law, Pioneer shall not Distribute the Product outside the Product Field or Additional Product Field within the Territory and Pioneer shall not Distribute Product in the Territory for any indication unless and until the Product has received the required MAA Approval for such indications. Pioneer shall use commercially reasonable efforts to prevent any Product that has been Distributed hereunder from being further sold, distributed or otherwise transported for use outside the in the Product Field and Additional Product Field within Territory or for indications that the Product has not received MAA Approval, and Pioneer shall refer to NBY any inquiries and leads that Pioneer may receive for the purchase of Product for such purposes.

5.

All provisions of the Agreement, except as expressly modified by this Amendment 2, will remain in full force and effect and are hereby ratified and reaffirmed. In the case of direct conflict or conflict by reason of interpretation between any provision of this Amendment 2 and the Agreement, this Amendment 2 shall control and supersede the terms of the Agreement.

6.	Parties hereby agree to negotiate in good faith the transfer price and purchase minimums for any potential new products in the Additional Product Fields.

IN WITNESS WHEREOF, the Parties have caused this Amendment 2 to be executed as of the Effective Date by their duly authorized representatives. The parties acknowledge and agree that this Amendment 2 does not become effective until it has been signed by all parties indicated below.

NOVA BAY PHARMACEUTICALS, INC.	Naqu Area Pioneer Co. Ltd.

Name: Ramin (Ron) Najafi, Ph.D.	Name: XinZhou Li

Title: Chairman & CEO	Title: President and CEO

Signature: /s/ Ron Najafi	Signature: /s/ Li XinZhou

Date: November 25, 2013	Date: November 25, 2013